Exhibit 10.10

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”), effective as of January 1, 2025 (the “Commencement Date”), is made by and among Seaport Entertainment Management, LLC, a Delaware limited liability company (“SEM”), Creative Culinary Management Company LLC, a New York limited liability company (“CCMC”), and solely for purposes of Section 1.4(x), Seaport Entertainment Group Inc., a Delaware corporation (“SEG”). Collectively, SEM and CCMC are the “Parties”, and each of SEM and CCMC, individually, are a “Party.”

RECITALS

A.SEM is an indirect wholly-owned subsidiary of SEG, which owns a 25% indirect interest in JG Restaurant HoldCo LLC, a Delaware limited liability company (“Jean-Georges Restaurants”). CCMC is a wholly-owned subsidiary of JG Restaurant Group LLC, which is a wholly-owned subsidiary of Jean-Georges Restaurants.

B.Pursuant to the agreements listed in Schedule 1 to this Agreement (the “Management Agreements”), CCMC provides services for certain retail and food beverage businesses that SEG or its affiliates own, either wholly or through partnerships with third parties (the “Management Agreement Services” and such businesses, the “Restaurants”).

C.Effective January 1, 2025, SEM is the employer of certain employees that previously provided the Management Agreement Services.

D.The Parties now desire for SEM to perform and provide certain services to CCMC in order for CCMC to perform the Management Agreement Services, and the Parties wish to establish the terms and conditions under which those certain services will be performed and provided.

NOW, THEREFORE, in consideration of the mutual covenants, recitals, and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as provided above and as follows:

ARTICLE 1

SERVICES PROVIDED

1.1Agreement to Provide Services. Upon and subject to the conditions, terms, covenants, recitals, and agreements set forth in this Agreement:

a.Initial Services. Notwithstanding anything to the contrary contained in the Management Agreements, SEM will perform and provide to CCMC the services listed on Schedule 2 to this Agreement. Each of the services listed on Schedule 2 to this Agreement are hereinafter referred to individually as a “Service,” and collectively, as the “Services.”

b.Additional Services. In addition to the Services to be provided pursuant to Section 1.1(a), to the extent that SEM and CCMC may mutually agree in writing from time to time, SEM shall provide additional services to CCMC (the “Additional Services”). Any such Additional Services shall be as set forth in an amendment to Schedule 2 to this Agreement, as mutually agreed in writing by SEM and CCMC.

1.2Standard of Performance. SEM shall perform and provide the Services and any Additional Services in good faith and exercise the same degree of care as it exercises in performing the same or similar services for its own account. SEM shall use its commercially reasonable efforts to ensure that no violation of applicable laws occurs in relation to or arising out of any of the Shared Services and any Additional Services.

1.3Non-Exclusive Nature of Services. SEM may subcontract any of the Services or Additional Services (or any portion thereof) performed and provided under this Agreement, provided SEM shall not be relieved of any of its obligations under this Agreement as a result of the provision of Services or Additional Services by any subcontractor. Nothing in this Agreement shall prevent or disallow SEM from performing services for, or providing services to, any other person.

1.4Effect on Management Agreements. During the Term (as defined below), (i) CCMC shall have no further obligations nor liabilities pursuant to the Management Agreements to provide any Management Agreement Services to SEM to the extent that such services constitute Services or Additional Services pursuant to the terms of this Agreement, and (ii) SEM shall continue to pay CCMC any and all fees or other consideration required under Management Agreements. For the avoidance of doubt, the indemnification provisions of the Management Agreements shall remain unchanged and shall remain in full force and effect; provided that the indemnification provided by the Owner (as defined in the Management Agreements) under the Management Agreements shall (x) be expanded to include SEG as a party to provide indemnification jointly and severally with Owner and (y) include all Affiliates (as defined in the Management Agreements) of CCMC existing as of the Commencement Date, including, but not limited to, Jean-Georges Restaurants and the Affiliates thereof, as Manager Indemnified Persons (as defined in the Management Agreements). All such Manager Indemnified Persons shall be express intended third-party beneficiaries of the Management Agreements.

1.5Acknowledgment. SEM has made employment offers to all employees of the Restaurants as of the Commencement Date. Effective January 1, 2025, SEM became the legal and effective employer of all such employees who accepted such offer and commenced paying all wages, gratuities, benefits and other renumeration earned by such employees on and after January 1, 2025.

ARTICLE 2

CONSIDERATION

2.1Consideration. During the Term, SEM shall perform and provide the Services and any Additional Services to and for the benefit of CCMC in exchange for the following consideration (collectively, the “Fees”):

a.SEM shall charge CCMC for the Services at a rate equal to the fees set forth on Schedule 3 to this Agreement.

b.SEM shall be entitled to the reimbursement of fees and expenses as set forth on Schedule 3 to this Agreement.

c.In the event that SEM and CCMC mutually agree that SEM shall provide Additional Services to CCMC pursuant to Section 1.1(b), SEM shall charge CCMC for such Additional Services at a rate equal to the fees set forth in an amendment to Schedule 3 to this Agreement, as mutually agreed by SEM and CCMC.

2.2Payment of Fees and Expenses. Within thirty (30) days following the end of each month during the Term, SEM shall create and provide to CCMC an invoice for all the Fees and reimbursable expenses during such month (the “Invoice”, and such Fees and reimbursable expenses, an “Invoiced Amount”), if applicable and in arrears. SEM may deduct each such Invoiced Amount from the amounts to be paid to CCMC pursuant to the Management Agreements unless such Invoiced Amount is disputed by CCMC.

ARTICLE 3
TERM

The term of this Agreement, during which SEM shall perform and provide the Services and any Additional Services, shall begin on the Commencement Date and shall expire on the earlier of (a) the date SEM acquires 100% of the equity interests of CCMC (the “Acquisition Date”) and

(b) the date of the expiration or termination of all of the Management Agreements (the “Term”). Upon expiration of the Term, CCMC shall deduct all accrued and unpaid Fees for Services or any Additional Services provided through the date of such termination from any unpaid fees due and payable by SEM to CCMC under the Management Agreements. In the event the Acquisition Date has not occurred by June 30, 2025, CCMC or SEM (or its respective affiliate that is a party to a Management Agreement) shall then have the right to terminate the Management Agreements.

ARTICLE 4

ACCESS TO BOOKS AND RECORDS

CCMC shall provide SEM with reasonable access to CCMC’s relevant books and records for purposes of (i) SEM performing and providing the Services and any Additional Services, and

(ii) SEM addressing and handling any investigation, examination or audit by any governmental authority or any administrative or legal proceeding.

ARTICLE 5
MISCELLANEOUS

5.1	Indemnity & Insurance.

a.To the fullest extent permitted by law, CCMC shall indemnify defend and hold harmless SEM and its affiliates, officers, directors, partners, members, trustees, employees and agents (individually, and collectively, “SEG Indemnified Person”), from any and all liability (common law, equitable, statutory, and punitive), claim, loss damage or expense, including, but not limited to, reasonable attorneys’ fees (a “Liability”)

sustained by or asserted against an SEG Indemnified Person if such Liability results from or arises out of the provision of the Services or Additional Services pursuant to this Agreement or results from injury and/or death of any person or damage to or loss of any property arising out of any negligent or wrongful act in connection with the operation of the Restaurants unless, and to the extent that, such Liability is caused by, or arises out of, a material breach of this Agreement by SEM or any gross negligence or willful misconduct by an SEG Indemnified Person. The foregoing indemnification provision shall survive the expiration or termination of this Agreement.

b.CCMC shall, promptly as commercially reasonable, secure, pay for and maintain in full force and effect insurance policies that are reasonable for the operations of similarly situated businesses as the Restaurants (together with all existing insurance policies that insure and cover CCMC under the Management Agreements, the “Insurance Policies”) during the term of the Agreement, and any expenses actually incurred by CCMC in connection therewith shall be reimbursed to CCMC pursuant to the Management Agreements. The Insurance Policies shall be endorsed to name SEG, SEM and all other entities that may be reasonably required as “additional insureds”. Definition of Additional Insured shall include all officers, directors and employees of the named entities, their agents and consultants. Further, the Insurance Policies shall provide that coverage for the “additional insureds” shall apply on a primary and non-contributory basis irrespective of any other insurance, whether collectible or not.

c.CCMC shall (i) in good faith seek coverage under the Insurance Policies for any potential Liability caused by, arising out of or relating to the provision of the Services or Additional Services pursuant to this Agreement and (ii) to the extent coverage is provided for such Liability under any Insurance Policy, reimburse any SEG Indemnified Person or any other individual or entity that may have suffered or incurred such Liability upon receipt of insurance proceeds. Recourse to CCMC under Section 5.1 shall be limited solely to the proceeds of insurance realized by CCMC under the Insurance Policies, if any.

5.2Amendments. Except as otherwise herein provided, any and all amendments, additions, or deletions to this Agreement must be in writing and signed by the Parties.

5.3Successors and Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective permitted successors and permitted assigns. No Party may assign or transfer this Agreement, or any of the rights, benefits, privileges, duties, obligations or liabilities under this Agreement, without the signed and written consent of the other Party.

5.4Third-Party Beneficiaries. JG TopCo LLC and its direct and indirect, past, present, and future affiliates, parents, subsidiaries, successors, and assigns and the SEG Indemnified Persons are express intended third-party beneficiaries of this Agreement and are the sole third- party beneficiaries of this Agreement (with the Parties themselves being direct signatories and beneficiaries of this Agreement). For abundant clarity, no past, present, or future employees of any of the Parties are nor shall be construed to be third-party beneficiaries of this Agreement, nor shall any such employees be entitled to enforce this Agreement under any circumstances.

5.5Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, return receipt requested, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) email, addressed to the Parties as follows:

If to SEM:	Seaport Entertainment Management, LLC
c/o Seaport Entertainment Group Inc.
199 Water Street, 28th Floor
New York, NY 10038
Attention: Matthew Partridge
Email: matt.partridge@seaportentertainment.com

With a copy to:

Vinson & Elkins LLP
1114 Avenue of the Americas, 32nd Floor
New York, New York 10035
Attention: Francisco Morales Barrón; Zachary Swartz
Email:fmorales@velaw.com; zswartz@velaw.com

If to CCMC:	Creative Culinary Management Company LLC
c/o JG Restaurant Group LLC
111 Prince Street, Floor 2,
New York, NY 10012
Attention: Jean-Georges Vongerichten
Email: jgv@jean-georges.com

With a copy to:
Golenbock Eiseman Assor Bell & Peskoe LLP
711 Third Avenue
New York, New York 10017
Attention: Lawrence R. Haut, Esq.
Email: lhaut@golenbock.com

A party receiving a notice which does not comply with the technical requirements for notice under this Section 5.5 may elect (in its sole discretion) to waive any deficiencies and treat the notice as having been properly given. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or upon the first attempted delivery on any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business (each, a “Business Day”); (c) in the case of expedited prepaid delivery, when delivered or upon the first attempted delivery on a Business Day; or (d) in the case of email, at the time of receipt.

5.6Governing Law. This Agreement shall be interpreted and enforced according to the laws of the State of New York (without giving effect to rules regarding conflict or choice of laws). Any dispute under this Agreement shall be exclusively adjudicated by a state or federal court of competent jurisdiction in the County of New York, State of New York, and the parties irrevocably consent to such exclusive jurisdiction and agree that venue only in the County of New York, State of New York, would be proper and hereby waive any challenge thereto based on lack of personal jurisdiction or inconvenient forum, to the extent permissible by applicable law.

5.7Headings; Construction. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. The determination of the terms and conditions of this Agreement has been by mutual agreement of the Parties. Each party participated jointly in the drafting of this Agreement, and therefore the terms and conditions of this Agreement are not intended to be, and shall not be, construed or interpreted against any party by virtue of draftsmanship or because a party requested such a provision. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The use of the words “either” and “any” shall not be exclusive. Use of the words “or,” “and,” as well as “and/or” shall be interchangeable as necessary for maximum inclusivity.

5.8Severability. The Parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not be affected or impaired thereby.

5.9Counterparts. The Parties agree that both electronic and wet ink signatures will be considered original signatures; copies thereof will be considered an original instrument; each, together or separately, will be binding and enforceable as if a single original agreement; and the Parties may rely on the same to prove the authenticity of this Agreement. This Agreement may be executed in one or more counterparts, all of which shall be construed together as one and the same original instrument.

5.10No Waiver. No waiver of any violation, breach or default of this Agreement, or of any duties or obligations arising out of this Agreement, shall constitute a waiver of any subsequent violations, breaches, defaults, duties or obligations, whether or not such violations, breaches, defaults, duties or obligations are of a similar or dissimilar nature.

5.11Entire Agreement. This Agreement contains the entire agreement of the Parties as to matters discussed in it and supersedes and replaces all prior negotiations, discussions, promises, understandings, agreements, and proposed agreements.

5.12No Recourse. This Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement (including, for the avoidance of doubt, pursuant to Section 5.1) or the negotiation, execution or performance of this Agreement may only be brought against, the Parties expressly party hereto. For further clarity, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, affiliate, agent, attorney or other representative (in each case, in their capacities as such) of any Party or of any affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of either Party or for any claim based on, in respect of or by reason of the transactions contemplated hereby or thereby. Without limiting the foregoing, to the extent permitted by law, (a) each Party hereby waives and releases all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other Party or otherwise impose liability of the other Party on any other individual or entity, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Party disclaims any reliance upon any other individual or entity not party hereto with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Services Agreement as of the Commencement Date.

SEM:

SEAPORT ENTERTAINMENT MANAGEMENT, LLC

By:	/s/ Matt Partridge
Name:	Matt Partridge
Title:	Chief Financial Officer and Treasurer

[Signature page to Services Agreement]

CCMC:

CREATIVE CULINARY MANAGEMENT COMPANY LLC

By:	/s/ Luigi Comandatore
Name:	Luigi Comandatore
Title:	Co-Chief Executive Officer

[Signature page to Services Agreement]

Solely for purposes of Section 1.4(x)

SEAPORT ENTERTAINMENT GROUP INC.

By:	/s/ Matt Partridge
Name:	Matt Partridge
Title:	Chief Financial Officer and Treasurer

[Signature page to Services Agreement]